Exhibit No. 99

INDEPENDENT ACCOUNTANTS’ REPORT

To the Board of Directors and Shareholders of:

TRC Companies, Inc.

Windsor, CT

We have reviewed the accompanying condensed consolidated balance sheet of TRC Companies, Inc. and subsidiaries as of December 31, 2003, and the related condensed consolidated statements of income for the three and six month periods ended December 31, 2003 and 2002 and of cash flows for the six month periods then ended.  These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants.  A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of TRC Companies, Inc. and subsidiaries as of June 30, 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated October 14, 2003, we expressed an unqualified opinion on those consolidated financial statements (which report includes an explanatory paragraph relating to a change in accounting for long-term fixed price contracts effective July 1, 2002).  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 2003 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

As discussed in Note 11, the Company changed its method for measuring progress under the percentage of completion method of accounting for long-term fixed price contracts effective July 1, 2002.  In addition, as discussed in Note 11, the accompanying condensed consolidated statements of income for the three and six month periods ended December 31, 2002 and cash flows for the six month period ended December 31, 2002 have been restated.

/s/ Deloitte & Touche LLP

Costa Mesa, CA
February 16, 2004